SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

                             Registration Statement
                                    Under the
                             Securities Act of 1933

                                SportsNuts, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)

                           Delaware                    87-0561426
------------------------------------------------ -----------------------------
            (State or Other Jurisdiction of         (I.R.S.  Employer
             Incorporation or Organization)         Identification No.)

           10421 South 400 West, Suite 550, Salt Lake City Utah 84095
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               (Address of Principal Executive Offices) (Zip Code)

                      Consulting Agreement with Walter Pera
                     Consulting Agreement with Eslie Barlow
                      Consulting Agreement with Todd Shell
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                            (Full Title of the Plan)

  Kenneth I. Denos, 10421 South 400 West, Suite 550, Salt Lake City, Utah 84095
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                     (Name and Address of Agent For Service)

                                 (801) 816-2500
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          (Telephone Number, Including Area Code, of Agent For Service)

                         CALCULATION OF REGISTRATION FEE

                                                           Proposed             Proposed
       Title of                                            Maximum               Maximum
      Securities                   Amount                  Offering             Aggregate               Amount of
         to be                      to be                   Price               Offering               Registration
      Registered                 Registered             Per Share (1)           Price (2)                Fee (3)

-----------------------  ---------------------------  ------------------ -----------------------  ----------------------

Common Stock                 10,300,000 shares              $0.027                $278,100                 $28.42


(1) The maximum offering price per share of the securities is calculated based on Rule 457(c). The maximum offering price is $0.027 based upon the average of the bid and asked price on May 3, 2002.

(2) The maximum aggregate offering price of the Common Stock Registered hereunder equals 10,300,000 shares multiplied by the offering price of $0.027, equaling $278,100.

(3) The aggregate amount of the Registration Fee equals $28.42. This amount is arrived at pursuant to the fee schedules set forth in Section 6 of the Securities Act of 1933.

                                      S8-1

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.      Plan Information.

     (a)      General Plan Information

     The Registrant (sometimes referred to hereinafter as the "Company") and Walter Pera entered into a consulting agreement (the "Pera Consulting Agreement"), effective April 1, 2002, the nature and purpose of which were to compensate Mr. Pera for providing technical hardware and systems consulting services to the Company. The Pera Consulting Agreement provides for the issuance of 300,000 shares of Common Stock.

     The Registrant and EslieBarlow entered into a consulting agreement, effective April 1, 2002, the name and purpose of which were to compensate Mr. Barlow for corporate consulting services including and actively pursuing potential joint venture partners and opportunities to market and sell the services offered by the Company. The Barlow Consulting Agreement provides for the issuance of 5,000,000 shares of Common stock.

     The Registrant and Todd Shell entered into a consulting agreement, effective April 1, 2002, the nature and purpose of which were to compensate Mr. Shell for business development services, particularly introduction to key strategic partners in the sports industry and current and former amateur/professional athletes and sports personalities. The Shell Consulting Agreement provides for the issuance of 5,000,000 shares of Common Stock.

     The Pera, Barlow and Shell Consulting Agreements are sometimes referred to hereinafter as the "Plans," and the participants in the Plans are sometimes referred to hereinafter as the "Participants."

     The Plans are not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

     The name, address, and telephone number of the Registrant are as set forth on the facing page of this Registration Statement. Additional information about the Plans may be obtained from the Registrant by any Participant.

     (b)  Securities to be Offered

          (1) The Registrant intends to issue shares of its Common Stock, par value $0.002 per share, the terms of such issuance which are set forth above in subsection (a) of this Item 1.

          (2)  Description of Securities.


                                      S8-2

               (i) Description of Common Stock. Each share of Common Stock is entitled to one vote. The holders of Common Stock are entitled to receive dividends on a pro rata basis if and when declared by the Company's Board of Directors. The Company has never paid a dividend and does not anticipate doing so in the near future. Each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of equity securities upon the liquidation of the Company.

               (ii) Certain Charter and Bylaw Provisions. Certain provisions of the Company's Certificate of Incorporation ("Certificate") and the Bylaws adopted therefrom may have the effect of preventing, discouraging, or delaying a change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The Certificate and Bylaws provide that the Board of Directors shall have authority to fix the number of directors and to fill vacancies of the Board of Directors as such vacancies occur. The Certificate and Bylaws also provide for the Board of Directors to be classified into three classes of directors serving staggered three-year terms. As a result, one-third of the Board of Directors may be elected each year. Moreover, the Certificate provides that these provisions of the Certificate relating to number, vacancies, and classification of the Board of Directors may only be amended by a vote of at least 662/3% of the shareholders. Finally, the Bylaws provide that special meetings of the stockholders may only be called by the President of the Company or pursuant to a resolution adopted by a majority of the Board of Directors.

      (c)      Employees Who May Participate in the Plans

      Walter Pera, Eslie Barlow and Todd Shell, consultants to the Registrant, are the only eligible Participants in the Plan.

      (d) Purchase of Securities Pursuant to the Plans and Payment for Securities Offered

               (1) The Participants in the Plans will be issued shares of Common Stock for services rendered as consultants of the Registrant. The number of shares issued to each Participant is set forth above in subsection (a) of this Item 1.

               (2) The Participants in the Plans have provided or will continue to provide consulting services to the Registrant in payment for the shares issued to such Participants.

               (3) No contributions are required by the Participants under the Plans.

               (4) No contributions by the Registrant other than the issuance of shares is applicable.

               (5) Reports to the Participants as to the amount and status of the Participants' account under the Plans will not be made.

               (6) The securities issuable pursuant to the Plans will be newly issued shares of the Registrant.

     (e)       Resale Restrictions

                                      S8-3

     There are no resale restrictions on the securities offered.

    (f)        Tax Effects on Plan Participation

     The Plans are not qualified under Section 401(a) of the Internal Revenue Code and each Participant will recognize ordinary income equal to the aggregate fair market value of the shares issued to such Participants as of the date of issuance.

     (g)       Investment of Funds

     Not applicable.

     (h)       Withdrawal from Plans; Assignment of Contracts

               (1)  Withdrawal from Plans: Not applicable.

               (2) Assignment: The Plans are not assignable or delegable without the consent of an authorized representative of the Registrant.

     (i)  Forfeitures and Penalties

     The Plans each contain confidentiality and non-competition provisions that, if contravened by the respective Plan Participant, would constitute a breach of contract, the result of which could be money damages and other equity relief received from such Participant by the Registrant.

     (j)  Charges and Deductions, and Liens Therefor

     There are no charges or deductions that may be made against any Participant's interest in the Plans.


Item 2.      Registration Information and Employee Plan Annual Information.

     Registrant shall provide to any Participant, without charge, upon oral or written request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide to any Participant, without charge, upon oral or written request, all of the documents required to be delivered to the Participant pursuant to Rule 428(b). Any and all such requests shall be directed to the Registrant at the address set forth on the cover page hereof. Its telephone number is (801) 816-2500.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

     The following documents are hereby incorporated by reference in the Registration Statement:

     (a) the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2001, as filed with the SEC; and

                                      S8-4

     (b) all other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2001; and

     In addition to the above, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities

             Not Applicable

Item 5.      Interests of Named Experts and Counsel

     Kenneth I. Denos serves as Chief Executive Officer and General Counsel to the Registrant and currently holds 2,000,000 shares of Common Stock of the Registrant, and 183,713 shares of Common Stock of SportsNuts.com, Inc., a controlled subsidiary of the Registrant, and the following Common Stock purchase options:

             Number of Options (Vested/Unvested)                Exercise Price
             -----------------------------------                --------------
                      500,000/150,000                                $0.16
                      250,000/750,000                                $0.03
                      250,000/750,000                                $0.02
                      0/10,000,000                                   $0.02


Item 6.      Indemnification of Directors and Officers.

Delaware General Corporate Law

     Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty except for:(i) any breach of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) declaration of unlawful dividends or unlawful stock repurchases or redemptions; (iv) any transaction from which the director derived an improper benefit; or (v) any act or omission occurring prior to the date any such provision eliminating or limiting such liability became effective.

     Section 145(a) of the DGCL provides that a corporation may indemnify an officer or director who is or is threatened to be made a party to a proceeding (other than an action by or in the right of the corporation) by reason of the fact that such officer or director is or was (i) serving as an officer, director, employee, or agent of the corporation, or (ii) served at the request of such corporation as an officer, director, employee, or agent of another corporation or other enterprise or entity. Such indemnification may only be made if the officer's or director's conduct was in good faith and in a manner such person

                                      S8-5
reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145(c) of the DGCL provides that a corporation shall indemnify an officer or director for his reasonable expenses in connection with the defense of any proceeding if the officer or director has been successful, on the merits or otherwise. Section 145(e) provides that a corporation may advance expenses to an officer or director who is made a party to a criminal or civil proceeding before a final disposition is made, if the corporation receives an undertaking by or on behalf of such officer or director to repay any amounts advanced if it is determined that such officer or director was not entitled to indemnification. Section 145(j) provides that the indemnification provisions of Section 145 continue for a person who has ceased to be an officer or director, and inures to the benefit of the heirs, executors, and administrators of such person. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of officers or directors, among others, against liabilities imposed upon them by reason of actions in their capacities as such, and whether or not the corporation would have the power to indemnify them against such liability under Section 145.

Certificate of Incorporation

     Article VII of the Certificate of Incorporation provides that the liability of directors to the Company or its stockholders is eliminated to the fullest extent permitted under the DGCL, as described in the preceding section.

Bylaws

     Article VI, Section 6.1(a) of the Bylaws provides that an officer or director who was or is made party to, or is threatened to be made a party to, or is involved in any proceeding by reason of the fact that he or she is or was an officer or director, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, or as its representative in another enterprise shall be indemnified and held harmless to the fullest extent permitted and subject to the standards of conduct, procedures, and other requirements under Delaware law. Article, VI, Section 6.1(a) further provides that the Company may purchase and maintain insurance on behalf of an officer or director against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify such officer or director.

     Article VI, Section 6.1(b) of the Bylaws provides that the right of an officer or director to indemnification shall continue beyond termination as such an inures to the benefit of the heirs and personal representatives of such officer or director.

     Article VI, Section 6.1(d) of the Bylaws provides that the Company shall, from time to time, reimburse or advance to an officer or director the funds necessary for payment of expenses incurred in connection with defending any proceeding for which he or she is indemnified by the corporation, in advance of the final disposition of such proceeding, provided that, if then required by the DGCL, such advancements may only be paid upon the receipt by the corporation of an undertaking by or on behalf of such officer or director to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the officer or director is not entitled to be indemnified for such expenses.

Item 7.      Exemption from Registration Claimed

             Not Applicable


                                      S8-6

Item 8.      Exhibits.

             The following documents are filed as exhibits to this Form S-8.

Exhibit Number     Description
  5.1              Opinion of Kenneth I. Denos  regarding  the  legality of the securities being registered hereunder.

  24.1             Consent of Kenneth I. Denos (contained in Exhibit 5.1 above).

  24.2             Consent of Independent Auditors, Chisholm & Associates.

  99.1             Consulting Agreement between the Registrant and Walter Pera.

  99.2             Consulting Agreement between the Registrant and Eslie Barlow.

  99.3             Consulting Agreement between the Registrant and Todd Shell.


Item 9.      Undertakings.

     (a)  The Registrant hereby undertakes to do the following:

          (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to any provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and

                                      S8-7

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on May 7, 2002. This Form S-8 has been signed below on behalf of the Company and by the following persons, which include the principal executive officer, principal financial officer, its controller or principal accounting officer, and at least a majority of the board of directors, in the following capacities and on the dates indicated:


                                    SPORTSNUTS, INC.


                                    By: /s/ Kenneth I. Denos
                                    --------------------------------------------
                                       Kenneth I. Denos
                                       Chief Executive Officer
                                      (principal executive officer and principal
                                       financial and accounting officer)


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 7th of May, 2002


Signature                           Title
 /s/ Kenneth I. Denos               Chief Executive Officer, Chairman, and sole
------------------------------      Director
Kenneth I. Denos
                                      S8-8

Index and Description of Exhibits.

Exhibit Number     Description
  5.1              Opinion of Kenneth I. Denos  regarding  the  legality of the securities being registered hereunder.

  24.1             Consent of Kenneth I. Denos (contained in Exhibit 5.1 above).

  24.2             Consent of Independent Auditors, Chisholm & Associates.

  99.1             Consulting Agreement between the Registrant and Walter Pera.

  99.2             Consulting Agreement between the Registrant and Eslie Barlow.

  99.3             Consulting Agreement between the Registrant and Todd Shell.

                                      S8-9

                                                                    EXHIBIT 5.1


                             KENNETH I. DENOS, P.C.

                                   May 7, 2002


SportsNuts, Inc.
10421 South 400 West, Suite 550
Salt Lake City, UT 84095

To the Board of Directors:

     We have acted as counsel to SportsNuts, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 10,300,000 shares of the Company's Common Stock (the "Shares"), par value $0.002 per share, issuable to a consultant of the Company (the "Agreement").

     In connection with the foregoing, we have examined the corporate records and proceedings of the Company and have taken such further action as we have deemed necessary or appropriate to the rendering of our opinion herein.

     Based upon and subject to the foregoing, we are of the opinion that, when issued and paid for in accordance with the Agreements, the Shares will be validly issued, fully paid and non-assessable.

     We are members of the bar of the State of Utah and are not licensed or admitted to practice in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than the State of Utah and the federal laws of the United States.

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                                 Very truly yours,

                                               KENNETH I. DENOS, P.C.
                                               /s/ Kenneth I. Denos

                                                                    EXHIBIT 24.2


                              Chisholm & Associates
                  Certified Public Accountants and Consultants

                        CONSENT OF INDEPENDENT AUDITORS'

Board of Directors
SportsNuts.com International, Inc.
10421 So. 400 West, Ste. 550
Salt Lake City, UT 84095

We hereby consent to the use in this Registration Statement of SportsNuts, Inc. (formerly SportsNuts.com International, Inc.) of our report dated March _______, 2002 for the year ended December 31, 2001, which is part of this Registration Statement, and to all references to our firm included in this Registration Statement.


/s/ Chisholm & Associates

Chisholm Associates
North Salt Lake, Utah
May ____, 2002